Exhibit 4.23

CYTORI THERAPEUTICS, INC.

AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This Amendment (the “Amendment”) to Common Stock Purchase Warrant issued October 13, 2014 (the “Warrant”), is made and entered into effective as of December 17, 2015 (the “Effective Date”), by and among Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”).

Section 1.  Definitions.  All capitalized terms used in this Amendment without definition are defined as set forth in the Warrant.

Section 2.  Representations and Warranties of Holder.  The Holder represents and warrants that it is the registered and beneficial owner of the Warrant, free and clear of all liens, charges and encumbrances, and that it has the corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder.

Section 3.  Representations and Warranties of Company.  The Company represents and warrants that it has the corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder.  The Warrant and the Warrant Shares have been registered under the 1933 Act and, upon exercise of the Warrant pursuant to the terms of the Warrant and this Amendment, the Warrant Shares will be freely tradable by the Holder without restriction, whether by way of registration or some exemption therefrom.

Section 4.  Amendment of Warrant.  Section 2(c) is hereby amended and restated as follows:

“c) (i) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(ii) Alternate Cashless Exercise. In addition to the rights set forth in Section 2(c)(i) above, the Holder may, in its sole discretion, exercise this Warrant, provided that such Warrant is exercised in whole on or prior to December 31, 2015, and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment thereof and in lieu of making a cashless exercise pursuant to Section 2(c)(i), elect instead to receive upon such exercise a number of Warrant Shares equal to the product obtained by multiplying A x B, where:

(A) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

(B) = 0.69.”

Section 5.  Section 3(b) of the Warrant is hereby amended and restated in its entirety to read as follows:

“b) Reserved.”

Section 6.  Amendment Applicable to Subsequent Holders.  The amendment of the Warrant pursuant to this Amendment shall apply to the Holder and to any and all subsequent holders of the Warrant.

Section 7.  Ratification of Warrant.  The Company and the Holder hereby ratify the terms of the Warrant as amended and restated as set forth above. For the avoidance of doubt, the Company and the Holder acknowledge that the amendment of Section 2(c) of the Warrant set forth in Section 4 of this Amendment shall have effect only during the period of time set forth therein and that after the expiration of such period of time, such amendment shall be inapplicable to exercises of the Warrant.

Section 8.  Public Announcement.  On or before 9:30 a.m., New York City time, on December 18, 2015, the Company shall (A)  issue a press release (the "Press Release Issuance") reasonably acceptable to the Holder disclosing all material terms of the transactions contemplated hereby and (B) file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Amendment in the form required by the Exchange Act and attaching the form of this Amendment as exhibits to such filing (including all attachments), the "8-K Filing").  From and after the earlier of the Press Release Issuance or the 8-K Filing with the Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the Press Release Issuance or 8-K Filing, as applicable.  In addition, effective upon the earlier of the Press Release Issuance or the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of their affiliates, on the other hand, shall terminate.  The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees, affiliates and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder.  To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents delivers any material, non-public information to the Holder without the Holder's consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents not to trade on the basis of, such material, non-public information.

Section 9.  Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 10. Counterparts; Electronic Delivery.  This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and such counterparts may be delivered electronically.

Company:	Holder:

Cytori Therapeutics Inc.	[Name of Holder]

By:	By:
Name:	Name:
Title:	Title:

Required Information

Warrant Number: